Exhibit 4.1

AMENDMENT TO
SENIOR SECURED CONVERTIBLE NOTE

This AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE (this “Amendment”), is dated as of February 1, 2010 and effective as of December 31, 2009, to the Senior Secured Convertible Note, dated June 18, 2009 (the “Note”), from Advaxis, Inc., a Delaware corporation (the “Borrower”), to Gem Partners, L.P., a Delaware limited partnership (the “Holder”), is made by and between the Borrower and the Holder, and, for purposes of Section 2 hereof, Thomas A. Moore.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Note.

WITNESSETH:

WHEREAS, the Borrower has issued the Note to the Holder in the initial principal amount of $500,000;

WHEREAS, the Note is due and payable on December 31, 2009, subject to the grace periods set forth in the Note;

WHEREAS, the Borrower has requested that the Holder agree, together with other holders of the Borrower’s indebtedness issued pursuant to the Note Purchase Agreement, dated as of June 18, 2009 (the “Other Notes”), to extend the maturity date of the Notes (and in the case of such other holders, the Other Notes); and

WHEREAS, the Holder has agreed to such amendment, subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.                      Amendments to Note.  Subject to the effectiveness of this Amendment, the Note is amended as follows:

(a)             The term “Maturity Date” in the Note is hereby amended to mean February 16, 2010.

(b)             In consideration for the amendments set forth herein, the Borrower has agreed to pay to the Holder a fee equal to 5% of the principal amount outstanding under the Note on the date hereof ($25,000), which payment is to be made upon payment in full of the Note.  To evidence such obligation, a new Section 1.5 is hereby added to the Note as follows:

“1.5           Fee on Maturity.  On the Maturity Date, or if earlier, the date of payment in full of this Note, the Borrower shall pay to the Holder an additional amount equal to $25,000.”

(c)             A new Section 1.6 is hereby added to the Note as follows:

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“1.6           Mandatory Pre-Payment of Certain Principal.  Within (1) business day of the execution and effectiveness hereof, the Borrower shall pay to the Holder or order, without demand, the sum of $88,235, which amount constitutes the Original Issue Discount on the Note.  Failure to pay such amounts shall be deemed an immediate Event of Default hereunder, permitting immediate acceleration of all amounts hereunder, subject to no grace period under Section 1.1 hereof, and no notice requirements or other cure periods hereunder.  Upon payment of such Original Issue Discount amount, the principal outstanding under this Note shall consist of the original $500,000 plus the fee set forth in Section 1.5 hereof.”

(d)             A new Section 1.7 is hereby added to the Note as follows:

“1.7           Interest upon Failure to Pay.  If Borrower fails to pay the full amount of all sums due under this Note (including the fee set forth in Section 1.5 hereof) on or prior to the Maturity Date, then interest (“Default Interest”) shall accrue on the unpaid portion of any such amount at the Default Rate until all such amounts, plus Default Interest, are paid in full.  “Default Rate” means the lower of (A) 24.99% per annum or (B) the highest amount of interest permitted under applicable law.”

(e)             A new Section 2.4 is hereby added to the Note as follows:

“2.4           Conversion on an Event of Default.  Upon the Maturity Date or the occurrence of an Event of Default, the Holder shall have the option, but shall not be required, at any time and from time to time thereafter, to convert all or a portion of the Note into that number of fully paid and non-assessable shares of Common Stock equal to a fraction (A) the numerator of which is the unpaid Principal Amount of the Note plus all accrued and unpaid interest thereon and the fee referred to in Section 1.5 above that the Holder elects to convert and (B) the denominator of which is the lesser of (i) 50% of the average VWAP per share for the 5 consecutive Trading Days immediately preceding December 28, 2009 and (ii) 50% of the VWAP per share of the Common Stock on the five (5) consecutive Trading Days immediately preceding the date of the notice of conversion; provided, however, that notwithstanding anything contained herein or otherwise, in no event shall the denominator be less than $0.17 per share.  The Company shall use its commercially reasonable efforts to ensure the availability of Rule 144 to the Investors with regard to the Underlying Securities, including compliance with Rule 144(c)(1) if such requirement is applicable to sales pursuant to Rule 144 at the time of such sales.  Any conversion of the Note shall be governed by the terms and conditions set forth on Annex A hereto.  For the avoidance of doubt, in the event that this Note is repaid prior to the Maturity Date, this Section 2.4 shall not be applicable. ”

(f)             A new Annex A shall be added to the Note substantially in the form attached hereto as Annex A.

(g)            Section 1.4 of the Note is hereby amended and restated in its entirety as follows:

“1.4 No Senior Debt; Issuance of Other Notes   So long as any portion of this Note is outstanding, the Borrower will not directly or indirectly enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind (other than indebtedness and liens in favor of the Holder), on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than the Other Notes issued on or about June 18, 2009, as amended, unless (i) such indebtedness is not senior to or pari passu with, in any respect, the Company's obligations under this Note or the Other Notes, (ii) such indebtedness does not permit any payment in respect thereof, whether interest, principal, or fees, whether upon acceleration, scheduled payment or otherwise, until the prior payment in full of the Notes and the Other Notes and (iii) any such liens are expressly subordinate to the liens securing the Notes and the Other Notes.  Further, the net proceeds (after giving effect to any costs and expenses incurred in connection with any such transaction) of any sale of securities pursuant to Preferred Stock Purchase Agreement dated September 24, 2009 by and between Optimus Capital Partners, LLC and the Borrower or any other equity line of credit entered into while this Note is outstanding shall be applied on the Maturity Date to repay amounts outstanding under this Note and the Other Notes on a pro rata basis (based on the amount then due and owing thereunder).

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(h)           A new Section 1.5 is hereby added to the Note as follows:

1.5           No Payments on Insider Indebtedness.  For so long as any amounts due and owing under this Note are outstanding, the Borrower shall make no payment in respect of any indebtedness originally issued to or held by Thomas A. Moore and/or any affiliate or family member of Thomas A. Moore (the “Insider Debt”), whether principal, interest, fees or charges, whether upon regularly scheduled payments, acceleration, maturity or otherwise.  The Borrower covenants that all such indebtedness has been amended to set forth on the face thereof a reference to the terms of this Section 1.5 and that any subsequent holder of such indebtedness shall take such indebtedness on notice of the payment limitations set forth in this Section 1.5.  The limitations set forth in this Section 1.5 are in addition to any limitations on payment of the Insider Debt set forth in the Subordination Agreement, dated as of June 18, 2009, and that no “Permitted Payments” shall be made or accepted, notwithstanding the provisions of such Subordination Agreement, until payment in full of the Notes and the Other Notes.  To the extent there exists any conflict between the terms of this Section 1.5 and said Subordination Agreement, the terms of this Section 1.5 shall control.  Notwithstanding the foregoing, the foregoing limitations shall not prohibit (and the Company shall be permitted to pay to) any deferred salary currently owed to Thomas A. Moore (approximately $55,000) and any future salary or other amounts payable to Thomas A. Moore relating to his employment by the Company at a salary previously disclosed in filings with the Securities and Exchange Commission and in a manner consistent with past practice.

(i)           Section 2.1(b) of the Note is hereby deleted in its entirety.

Section 2.                      Acknowledgement of Subordination.  Thomas A. Moore, by executing below, hereby acknowledges, agrees and consents to the provisions set forth in 1(h) above, and agrees that any payment received by him in respect of the Insider Debt shall, at all times when the Note is outstanding, by held by him in trust for the benefit of the Holder and the holders of the Other Notes, and promptly remitted by him to the Holder and the holders of the Other Notes for application (on a pro rata basis, based on the amounts then outstanding) to amounts due under the Notes and the Other Notes.  Since the date of original issuance of the Note, no Insider Debt has been sold or otherwise transferred by Moore, and he hereby covenants not to transfer the same unless the transferee shall have acknowledged the limitations on payment set forth herein, in the Note and it the Subordination Agreement.

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Section 3.                      Fees; Warrants.  The Borrower hereby agrees to issue to the Holder the warrant to purchase 588,235 shares of Common Stock of the Borrower in substantially the form attached hereto as Exhibit A and to amend and restate the Common Stock Purchase Warrant entered into in connection with the Note into substantially the form attached hereto as Exhibit B.  On signing, and prior to the effectiveness hereof, the Borrower has transferred to the account identified on Exhibit C hereto, $5,000 as payment for legal fees and expenses incurred by the Holder in connection with this Amendment.

Section 4.                      Effectiveness.  This Amendment shall become effective upon satisfaction of each of the following conditions: (a) the signatures of the parties hereto, (b) the Borrower’s compliance with the provisions of Section 3 hereof, and (c) the Borrower providing evidence, in form and substance satisfactory to the Holder, that the holders of at least 80% of the principal amount of the Notes and the Other Notes have executed amendment documents in form and substance substantially similar to this Amendment (with appropriate and pro rata adjustments to warrant numbers and dollar amounts).  Upon the effectiveness hereof, and by amending the Note hereby, the Holder acknowledges that no Event of Default exists or is continuing as a result of the Borrower’s to failure to pay the principal amount at the original Maturity Date.

Section 5.                      Equal Treatment.  It is the intention of the parties that the Holder and the holders of the Other Notes be treated on an equivalent basis.  Consequently, the Borrower covenants and agrees not to make any payment or extend any consideration to any holder of the Other Notes unless the equivalent payment or consideration is extended to the Holder on a pro rata basis based on the amount of Notes and other Notes then outstanding (except in connection with any non-pro rata payment of the Note or the Other Notes resulting from the respective differing maturities thereof, it being understood and agreed that certain Other Notes may mature on February 16, 2010 and certain Other Notes may mature on March 16, 2010).   The Holder acknowledges that the holders of Other Notes have been offered to amend their notes on substantially similar terms with the following material modifications and the Holder acknowledges that such a transaction would constitute treatment on an equivalent basis and not violate this Section 5: (a) a maturity date of March 16, 2010; (b) a fee on Maturity similar to Section 1 of this Amendment (with appropriate pro rata adjustment based on principal amounts); and (c) warrants to purchase 2 shares of common stock for each dollar of principal amount extended on a form of warrant otherwise substantially similar to the form set forth herein (to the extent the maturity date of such Other Note is extended to March 16, 2010).

Section 6.                      Entire Agreement.  This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Borrower and the Holder with respect to the subject matter hereof.  Except as amended by this Amendment, the Note shall continue in full force and effect and the collateral and other security granted to secure the Company’s obligations under the Note shall continue to secure such obligations under the Note as amended hereby.

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Section 7.                      Counterparts.  This Amendment may be executed and delivered (including by facsimile and portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.                      Governing Law.  This Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Borrower and the Holder have caused this Amendment to be executed by as of the date first written above by their respective officers thereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Thomas A. Moore
Name: Thomas A. Moore
Title: Chief Executive Officer

GEM PARTNERS, L.P.

By:	/s/ Daniel Lewis
Name: Daniel Lewis
Title: Managing Partner

For purposes of Section 2 hereof:

/s/ Thomas A. Moore
Thomas A. Moore

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Annex A:

Conversion Terms

Conversions of this Note pursuant to Section 2.4 hereof are subject to the following terms and conditions:

Section 1.1       Conversion Option.  At any time and from time to time on or after the date hereof (the “Issuance Date”), upon and after the occurrence of an Event of Default, and/or on and after the Maturity Date, this Note shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 1.2 hereof) then in effect on the date on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Borrower (facsimile number 732-545-1590, Attn.: Thomas A. Moore) (the “Voluntary Conversion Date” or “Conversion Date”), in the form attached hereto, provided, however, that the fixed Conversion Price set forth in Section 1.2 below shall be subject to adjustment as described in Section 1.5 below.  The Holder shall deliver this Note to the Borrower at the address set forth in this Note at such time that this Note is fully converted.  With respect to partial conversions of this Note, the Borrower shall keep written records of the amount of this Note converted as of each Conversion Date.

Section 1.2       Conversion Price.  The term “Conversion Price” shall mean the lesser of (i) 50% of the average VWAP per share for the 5 consecutive Trading Days immediately preceding December 28, 2009, and (ii) 50% of the average of the five Trading Day trailing VWAP preceding the Conversion Date; provided, however, that notwithstanding anything contained herein or otherwise, in no event shall the Conversion Price be less than $0.17 per share.  “Trading Day” means a business day on which it is reported that the Common Stock is traded on the OTC Bulletin Board or the “pink sheets.”  “VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Borrower.

Section 1.3       Mechanics of Conversion.

(a)           Not later than three (3) Trading Days after any Conversion Date, the Borrower or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  In the alternative, not later than three (3) Trading Days after any Conversion Date, the Borrower shall deliver to the applicable Holder by express courier a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of this Note (the “Delivery Date”).  Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the Holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to the Borrower).  If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Borrower at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Borrower shall immediately return this Note tendered for conversion, whereupon the Borrower and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 1.3(b) and (c) shall be payable through the date notice of rescission is given to the Borrower.  The Company shall use its commercially reasonable efforts to ensure the availability of Rule 144 to the Investors with regard to the Underlying Securities, including compliance with Rule 144(c)(1) if such requirement is applicable to sales pursuant to Rule 144 at the time of such sales.

(b)           The Borrower understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Holder.  If the Borrower fails to deliver to the Holder such shares via DWAC (or, if applicable, certificates) by the Delivery Date, the Borrower shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (A) (i) 1% of the aggregate principal amount of the Notes requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Notes requested to be converted for each Trading Day thereafter and (B) $2,000 per day (which amount shall be paid as liquidated damages and not as a penalty).  Nothing herein shall limit a Holder’s right to pursue actual damages for the Borrower’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).  Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Borrower shall only be obligated to pay the liquidated damages accrued in accordance with this Section 1.3(b) through the date the Conversion Notice is withdrawn.

(c)             In addition to any other rights available to the Holder, if the Borrower fails to cause its transfer agent to transmit via DWAC or transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Borrower shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Borrower timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Borrower shall be required to pay the Holder $1,000. The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Borrower.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

Section 1.4       Ownership Cap and Certain Conversion Restrictions.

Notwithstanding anything to the contrary set forth herein, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.9% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Borrower with sixty-one (61) days notice (the “Waiver Notice”) that the Holder would like to waive this Section 1.4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 1.4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.

Section 1.5       Adjustment of Conversion Price.

(a)           No Impairment.  The Borrower shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 1.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment.  In the event a Holder shall elect to convert any Notes as provided herein, the Borrower cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of said Notes shall have issued and the Borrower posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the amount of the Notes the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(b)           Issue Taxes.  The Borrower shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Borrower shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(c)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Borrower shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.

(d)           Reservation of Common Stock.  The Borrower shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock at least one hundred twenty percent (120%) of the number of shares of Common Stock for which this Note and all interest accrued thereon are at any time convertible.  The Borrower shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Borrower’s obligations under this Section 1.5(d).

(e)           Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Borrower shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.  The Borrower will provide, at the Borrower’s expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of the Note and exercise of any warrants issued to the Holder pursuant to an effective registration statement, Rule 144 under the 1933 Act or an exemption from registration.  In the event that Common Stock is sold in a manner that complies with an exemption from registration, the Borrower will promptly instruct its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend.

Section 1.6       No Rights as Shareholder.  Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Borrower or of any other matter, or any other rights as a shareholder of the Borrower.

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of Advaxis, Inc. (the “Borrower”) according to the conditions hereof, as of the date written below.

Date of Conversion _________________________________________________________

Applicable Conversion Price __________________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Signature___________________________________________________________________

[Name]

Address:__________________________________________________________________

_______________________________________________________________________

Exhibit A

Form of Common Stock Purchase Warrant

Exhibit B

Form of Amended and Restated
Common Stock Purchase Warrant

Exhibit C

Trust Wire Instructions